Language for Seix Funds, Inc. (Form N-SAR, Item 77K)

Effective October 12, 2004, Deloitte & Touche LLP resigned as auditors for Seix Funds, Inc. Deloitte's opinion on the financial statements of the fund for each of the two most recent fiscal years was unqualified. During the two most recent fiscal years and the interim period preceding such resignation there were no disagreements between management and the former auditor on any matter of accounting principles or practices, financial disclosure or audit scope.

The funds have selected PricewaterhouseCoopers as the successor auditor.